Exhibit 10.2

September 3, 2015

Mr. Michael McCarthy
36W798 East Ridgewood Drive
Saint Charles, Illinois 60175

Sears Hometown and Outlet Stores, Inc. Offer Letter

Dear Michael:

We are pleased to extend to you our offer to join Sears Hometown and Outlet Stores, Inc. (SHO). The following is a description of the terms of our offer.

1.	You will be at-will employee of SHO in the position of Vice President, Merchandising and Inventory, effective September 21, 2015.

2.	You will report to the Chief Executive Officer and President.

3.
Your annualized gross salary will be $300,000.00, payable in semi-monthly installments of $12,500.00, in accordance with SHO’s regular payroll practices, and net of applicable payroll and withholding taxes and other applicable deductions.

4.
You will be eligible to participate in SHO’s Annual Incentive Plan (the “SHO AIP”) in accordance with, and subject to, its terms. Your SHO AIP opportunity will be 50% of your base salary. With respect to each SHO AIP award approved by SHO’s Board of Directors in its sole discretion, any amount payable with respect to the SHO AIP award will be paid by April 15th of the following fiscal year in accordance with the SHO AIP. Your SHO AIP award for SHO’s 2015 fiscal year will be prorated in accordance with the SHO AIP. Further details regarding the SHO AIP will be provided to you.

5.
You will be eligible to participate in SHO’s Long-Term Incentive Program (the “SHO LTIP”) in accordance with, and subject to, its terms. Your SHO LTIP opportunity will be 50% of your base salary. You will not be eligible to participate in the 2015 SHO LTIP awards or awards made prior to SHO’s 2015 fiscal year. If following SHO’s 2015 fiscal year SHO’s Board of Directors in its sole discretion approves awards under the SHO LTIP for a fiscal year, you will become eligible to participate in the awards when approved by the Board of Directors. Further details regarding the SHO LTIP will be provided to you.

6.	You are eligible to receive four (4) weeks paid vacation. You are also eligible for six (6) paid National Holidays each year and up to four (4) personal days per year.

7.
In consideration of your acceptance of our offer of employment in this letter, we will make a $200,000 cash payment to you (net of applicable payroll and withholding taxes and other applicable deductions) on or before the 30th day following the commencement of your employment (the “Commencement Bonus”). If you voluntarily terminate your employment prior to the second anniversary of your employment start date other than for Good Reason (as defined in the Executive Severance Agreement attached to this offer letter) or if prior to that date SHO terminates your employment for Cause (as defined in the Executive Severance Agreement), you will repay to SHO the Commencement Bonus no later than the 30th day following your last day of work. Your repayment obligation will include all taxes withheld for such amounts except to the extent (a) prohibited by law or (b) SHO administratively recovers taxes withheld including via reimbursement, or credit for SHO’s benefit, from the applicable government authority.

8.
You are eligible to participate in all retirement, health, and welfare programs made available or sponsored by SHO on a basis no less favorable than other SHO executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

9.
You represent and warrant to SHO that (a) you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including without limitation, any confidentiality provision) that would result in any restriction on your ability to perform as SHO’s Vice President, Merchandising and Inventory or any other position with SHO or any of its affiliates, and (b) you are not (i)

a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit, or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as already disclosed to and approved by SHO. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHO, such consent not to be unreasonably withheld. Further, you continue to agree to refrain from disclosing or using, in violation of any obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

10.
You understand that as a condition of your employment you will be required to sign the attached Executive Severance Agreement, which, among other things, provides for installment severance payments totaling six (6) months of your annual base salary.

This offer is contingent on your successful completion of a criminal background check submitted by SHO. By signing where indicated below, you accept this offer in accordance with and subject to the terms described above. This offer letter is not a contract for employment.

We look forward to you starting in your new position with SHO.

Sincerely,

/s/ BECKY ILIFF
Becky Iliff
Vice President, Human Resources

ACKNOWLEDGE, AGREED, AND ACCEPTED:

I accept the foregoing terms of this offer, as an employee at-will of Sears Hometown and Outlet Stores, Inc.

/s/    MICHAEL MCCARTHY
Michael McCarthy (Signature)